EXHIBIT 10.39

[FORM OF AGREEMENT]

ZIONS BANCORPORATION

CHANGE IN CONTROL AGREEMENT

SENIOR EXECUTIVES

The Company is a party to Change in Control Agreements with certain executive officers in the form attached hereto.

[FORM OF AGREEMENT]

ZIONS BANCORPORATION

CHANGE IN CONTROL AGREEMENT

SENIOR EXECUTIVES

[Date of Agreement]

[Name]

[Address]

[Address]

Dear [First Name]:

Zions Bancorporation (the “Company”) considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel. In connection with this, the Company’s Board of Directors (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Company may exist and that the uncertainty and questions that it may raise among management could result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

The Board has determined that it is in the best interests of the Company and its shareholders to reinforce and encourage the continued attention and dedication of members of the Company’s management, including yourself, to their assigned duties without the distraction arising from the event of any threat or occurrence of a change in control of the Company.

In order to induce you to remain in the employ of the Company or any of its affiliates (collectively, the “Company”), the Company hereby agrees that after this letter agreement (this “Agreement”) has been fully executed, you shall receive the severance benefits set forth in Section 5 of this Agreement in the event your employment with the Company is terminated under the circumstances described in Section 4 of this Agreement subsequent to a Change in Control (as defined in Section 2).

1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 2004; provided, however, that commencing on March 1, 2003 and on each March 1 thereafter, the term of this

Agreement shall automatically be extended for one (1) additional year unless, not later than March 1 of that preceding year, the Company shall have given written notice to you that it does not wish to extend this Agreement; provided, further, that if a Change in Control occurs during the original or any extended term of this Agreement, the term of this Agreement shall continue in effect for a period of not less than thirty-six (36) months beyond the month in which such Change in Control occurred.

2. Change in Control. No benefits shall be payable under Section 5 of this Agreement unless there has been a Change in Control. A “Change in Control” shall mean:

(a) any Person (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities (“Outstanding Company Voting Securities”); provided, however, that the event described in this subsection (a) shall not be deemed a Change in Control by virtue of any of the following acquisitions: (i) by the Company or any corporation controlled by the Company, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, (iv) pursuant to a Non-Qualifying Transaction (as defined in subsection (c) below), (v) pursuant to any acquisition by you or any group of persons including you (or any entity controlled by you or any group of persons including you), (vi) a transaction (other than one described in subsection (c) below) in which Outstanding Company Voting Securities are acquired from the Company, if a majority of the Continuing Directors (as defined in subsection (b) below) approve a resolution providing expressly that the acquisition pursuant to this clause (vi) does not constitute a Change in Control under this subsection (a) for any or all purposes of this Agreement or (vii) any acquisition by a Person of 20% of the Outstanding Company Voting Securities as a result of an acquisition of common stock of the Company by the Company which, by reducing the number of shares of common stock of the Company outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the Outstanding Company Voting Securities; provided, however, that if a Person shall become the beneficial owner of 20% or more of the Outstanding Company Voting Securities by reason of a share acquisition by the Company as described above and shall, after such share acquisition by the Company, become the beneficial owner of any additional shares of common stock of the Company, then such acquisition shall constitute a Change in Control;

(b) individuals who, on August 19, 2002, constitute the Board (“Continuing Directors”), cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to such date whose election or nomination for election was approved by a vote of at least a majority of the Continuing Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be a Continuing Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a Continuing Director;

(c) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination are Continuing Directors (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”); provided, however, that if Continuing Directors constitute a majority of the Board immediately following the occurrence of a Business Combination, then a majority of Continuing Directors in office prior to the consummation of the Business Combination may approve a resolution providing expressly that such Business Combination does not constitute a Change in Control under this subsection (c) for any or all purposes of this Agreement;

(d) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(e) the consummation of an agreement (or agreements) providing for the sale or disposition by the Company of all or substantially all of the Company’s assets other than a sale or disposition which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent 50% or more of the combined voting power of the Company or such surviving entity outstanding immediately after such sale or disposition.

3. Accelerated Vesting Upon a Change in Control.

(a) All outstanding options, if any, granted to you by the Board under any of the Company’s stock option plans, incentive plans, or other similar plans (or options substituted therefor covering the stock of a successor corporation) shall become fully vested and exercisable upon a Change in Control as to all shares of stock covered thereby, and the restricted period with respect to any restricted stock or any other equity award granted to you thereunder shall lapse and such shares shall be distributed to you immediately upon a Change in Control.

(b) All unpaid awards under the Senior Management Value Sharing Plan (“Value Sharing Plan”) will be payable at the higher of their target value as established by the Executive Compensation Committee of the Board (the “Committee”) or their value calculated under the terms of the Value Sharing Plan based on the average annual growth in Earnings per Share (as such term is defined in the Value Sharing Plan) and the average Tangible Return on Equity (as such term is defined in the Value Sharing Plan) from the inception of each Plan Period (as such term is defined in the Value Sharing Plan) through the fiscal quarter ending prior to the effective date of the Change of Control. Any such payments will be pro-rated based on multiplying them times a fraction, the numerator of which is the number of quarters completed in the performance cycle and the denominator of which is the original number of quarters in the performance cycle called for in the Value Sharing Plan.

4. Termination of Employment Following a Change in Control.

(a) General. During the term of this Agreement, if a Change in Control shall have occurred, you shall be entitled to the benefits provided in Section 5(c) upon the subsequent termination of your employment, provided that such termination occurs during the term of this Agreement and within the two (2) year period immediately following the date of such Change in Control, unless such termination is (i) because of your death or Disability (as defined in Section 4(b)), (ii) by the Company for Cause (as defined in Section 4(c)) or (iii) by you other than for Good Reason (as defined in Section 4(d)).

(b) Disability. Your employment may be terminated for Disability. “Disability” means your absence from the full-time performance of your duties with the Company for six (6) consecutive months as a result of your incapacity due to physical or mental illness as determined by a physician selected by the Company and acceptable to you or by the company that administers the Company’s long-term disability plan in which you are participating. If the Company determines in good faith that your Disability has occurred, it may give you written notice in accordance with Section 7 of its intention to terminate your employment. In such event, your employment shall terminate effective on the thirtieth (30th) day after your receipt of such notice (the “Disability Effective Date”) unless within the thirty (30) days after such receipt, you shall not have returned to the full-time performance of your duties.

(c) Cause. Termination by the Company of your employment for “Cause” shall mean termination (i) upon your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from your Disability or any such actual or anticipated failure after your issuance of a Notice of Termination (as defined in Section 4(e)) for Good Reason (as defined in Section 4(d))), after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (ii) upon your willful and continued failure to substantially follow and comply with the specific and lawful directives of the Board, as reasonably determined by the Board (other than any such failure resulting from your Disability or any such actual or anticipated failure after your issuance of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (iii) upon your commission of an act of fraud or dishonesty resulting in material economic or financial injury to the Company or (iv) upon your engagement in illegal conduct or gross misconduct, in each case which is materially and demonstrably injurious to the Company. For purposes of this subsection (c), no act or failure to act shall be considered “willful” unless done or omitted to be done in bad faith and without reasonable belief that your action or omission was in the best interests of the Company or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Company or upon the instructions of the Company’s chief executive officer shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. Cause shall not exist unless and until the Company has delivered to you a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board (excluding you if you are a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clause (i), (ii), (iii) or (iv) has occurred and specifying the particulars thereof in detail. The Company must notify you of any event constituting Cause within ninety (90) days following the Company’s knowledge of its existence or such event shall not constitute Cause under this Agreement.

(d) Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without your express written consent, the occurrence after a Change in Control of any of the following circumstances:

(i) the assignment to you of any duties materially inconsistent with the position in the Company that you held immediately prior to the Change in Control, a significant adverse alteration in the nature or status of your responsibilities or the conditions of your employment from those in effect immediately prior to such Change in Control, or any other action by the Company that results in a material diminution in your position, authority, duties or responsibilities;

(ii) the Company’s reduction by more than 10% of your annual total compensation as in effect on the date hereof or as the same may be increased from time to time;

(iii) (1) the relocation of the Company’s offices at which you are principally employed immediately prior to the Change in Control (your “Principal Location”) which results in the one-way commuting distance for you increasing by more than fifty (50) miles from your primary residence immediately prior to a Change in Control, (2) the Company’s requiring you to be based anywhere other than your Principal Location or (3) the Company’s requiring you to travel on the Company’s business to an extent substantially greater than your business travel obligations immediately prior to the Change in Control;

(iv) the Company’s failure to pay to you any portion of your current compensation or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company within thirty (30) days after the date such compensation is due;

(v) the Company’s failure to continue (1) any material employee benefit plan, compensation plan, or material fringe benefit plan in which you participate immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or (2) your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount and cost of benefits provided and the level of your participation relative to other participants, as existed immediately prior to the Change in Control;

(vi) any purported termination of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 4(e) hereof, which purported termination shall not constitute a termination for purposes of this Agreement; or

(vii) the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 6(a).

Notwithstanding the foregoing, the Company placing you on a paid leave of up to ninety (90) days, pending the determination of whether there is a basis to terminate you for Cause, shall not constitute a “Good Reason” event; provided, that if you are subsequently terminated for Cause, then you shall repay any amounts paid by the Company to you during such leave period.

An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by you shall not constitute a Good Reason event. Your right to terminate employment for Good Reason shall not be affected by your incapacity due to mental or physical illness, and your continued

employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided, however, that you must provide a Notice of Termination within ninety (90) days following your knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.

(e) Notice of Termination. Any purported termination of your employment by the Company or by you (other than termination due to death which shall terminate your employment automatically) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7. “Notice of Termination” shall mean a notice that shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated and (iii) specify the Date of Termination (as defined in Section 4(f)). The failure by you or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any of your or the Company’s rights hereunder or preclude you or the Company from asserting such fact or circumstance in enforcing your or the Company’s rights hereunder.

(f) Date of Termination. “Date of Termination” shall mean (i) if your employment is terminated due to your death, the date of your death, (ii) if your employment is terminated for Disability, the Disability Effective Date, or (iii) if your employment is terminated pursuant to Section 4(c) or (d) or for any other reason (other than death or Disability), the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be more than thirty (30) days after the date such Notice of Termination is given, and in the case of a termination for Good Reason shall not be less than fifteen (15) nor more than sixty (60) days after the date such Notice of Termination is given), provided that the Company may accelerate the Date of Termination to an earlier date by providing you with notice of such action, or, alternatively, the Company may place you on paid leave during such period.

5. Compensation Upon Termination or During Disability Following a Change in Control. Following a Change in Control during the term of this Agreement, you shall be entitled to the benefits described below during a period of Disability, or upon termination of your employment, as the case may be, provided that such period or termination occurs during the term of this Agreement and within the two (2) year period immediately following the date of such Change in Control. The benefits to which you are entitled, subject to the terms and conditions of this Agreement, are:

(a) During any period during which you fail to perform your full-time duties with the Company as a result of your Disability, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all compensation payable to you under the Company’s disability plan or program or other similar plan during such period, until your employment is terminated pursuant to Section 4(b) hereof. Thereafter, or in the event your employment is terminated by reason of your death, your benefits shall be determined, paid and provided under the Company’s retirement, insurance and other benefit and compensation programs then in effect in accordance with the terms of such programs.

(b) If your employment shall be terminated (i) by the Company for Cause or (ii) by you other than for Good Reason, the Company shall pay you (1) within thirty (30) days following the Date of Termination a lump sum cash amount equal to the sum of (A) your base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given plus (B) the unpaid portion, if any, of any annual bonus for any prior year and (2) all other amounts to which you are entitled under any benefit or compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

(c) If your employment by the Company shall be terminated by you for Good Reason or by the Company other than for Cause or Disability, then you shall be entitled to the benefits provided below:

(i) the Company shall pay to you (1) within ten (10) days following the Date of Termination a lump sum cash amount equal to the sum of (A) your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given plus (B) the unpaid portion, if any, of any annual bonus, plus an amount equal to your targeted annual bonus, pro-rated from January 1 of the termination year through the Date of Termination and (2) all other amounts to which you are entitled under any benefit or compensation plan of the Company at the time such payments are due;

(ii) the Company shall pay as severance pay to you within ten (10) days following the Date of Termination a lump sum cash severance payment equal to three (3) times the sum of (1) your annual base salary as in effect as of the Date of Termination or immediately prior to the Change in Control, whichever is greater plus (2) your targeted annual bonus as in effect as of the Date of Termination or the average annual bonus received by you with respect to the three (3) years immediately prior to the Change in Control, whichever is greater;

(iii) for a period of three (3) years, the Company shall continue to provide you and your eligible family members, based on the cost sharing arrangement between you and the Company in effect on the date of the Change in Control, with medical and dental health benefits at least equal to those which would have been provided to you and them if your employment had not been terminated or, if more favorable to you, as in effect generally at any time thereafter, provided, however, that such benefits shall be secondary to any other coverage obtained by you and provided, further, that if the Company’s welfare plans do not permit such coverage, the Company will provide you and your eligible family members with medical and dental health benefits (with the same after-tax effect) outside of such plans. At the termination of the benefits coverage under the preceding sentence, you and your eligible family members shall be entitled to continuation coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws, as if you had terminated employment with the Company on the date such benefits coverage terminates;

(iv) for a period of two (2) years following the Date of Termination, the Company shall, at its sole expense as incurred, provide you with outplacement services, the scope and provider of which shall be selected by you in your sole discretion, at an aggregate cost to the Company not to exceed twenty five percent (25%) of your annual base salary as in effect as of the Date of Termination or immediately prior to the Change in Control, whichever is greater; and

(v) you shall be fully vested in your accrued benefits under any qualified or nonqualified pension, profit sharing, deferred compensation or supplemental plans maintained by the Company for your benefit, except to the extent that the acceleration of vesting of such benefits would violate any applicable law or require the Company to accelerate the vesting of the accrued benefits of all participants in such plan or plans, in which case the Company may elect to pay to you within thirty (30) days following the Date of Termination a lump sum cash payment equal to the sum of (1) the value of such unvested accrued benefits in lieu of accelerating the vesting of your benefits plus (2) an amount equal to the amount the Company would have contributed to your account under the Company’s 401(k) plan as a matching contribution had you remained employed by the Company for three (3) years after your Date of Termination and had you made the maximum elected deferral contributions.

(vi) (1) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for your benefit (whether pursuant to the terms of this Agreement or otherwise) (“Payments”) would be subject to the excise tax (“Excise Tax”) under Section 4999 of the Code, then the amounts payable to you under this Agreement shall be reduced (reducing first the payments under Section 5(c)(ii), unless you elect an alternative method of reduction) to the maximum amount as will result in no portion of the Payments being subject to such excise tax (“Safe Harbor Cap”). For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable to you under this Agreement (and no other Payments) shall be reduced, unless consented to by you.

(2) All determinations required to be made under this Section 5(c)(vi) shall be made by the public accounting firm that is retained by the Company to audit the financial statements of the Company as of the date immediately prior to the Change in Control (“Accounting Firm”) which shall provide detailed supporting calculations both to the Company and you within fifteen (15) business days of the receipt of notice from the

Company or you that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, you may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). If payments are reduced to the Safe Harbor Cap, the Accounting Firm shall provide a reasonable opinion to you that you are not required to report any Excise Tax on your federal income tax return. All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. If the Accounting Firm determines that no Excise Tax is payable by you, it shall furnish you with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on your applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish you with a written opinion to such effect. The determination by the Accounting Firm shall be binding upon the Company and you (except as provided in subsection (3) below).

(3) If it is established pursuant to a final determination of a court or Internal Revenue Service (“IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, you by the Company, which are in excess of the limitations provided in this Section 5(c)(vi) (hereinafter referred to as an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be a loan to you made on the date you received the Excess Payment and you shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of your receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section 5. In the event that it is determined (A) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (B) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to you within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to you until the date of payment.

6. Successors; Binding Agreement.

(a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to terminate your employment and receive compensation from the Company in the same amount and on the same terms to which you would be entitled hereunder if you terminate your employment for Good Reason following a Change in Control, except that, upon your written request, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. Unless expressly provided otherwise, “Company” as used herein shall mean the Company as defined in this Agreement and any successor to its business and/or assets as aforesaid.

(b) This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your estate.

7. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

8. Confidentiality and Non-Solicitation Covenants.

(a) Confidentiality. You hereby agree that commencing on the Date of Termination, you shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). You agree that, upon termination of your employment with the Company, all Confidential Information in your possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by you or furnished to any third party, in any form except as provided herein; provided, however, that you shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (i) was publicly known at the time of disclosure to you, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity or (iii) is lawfully disclosed to you by a third party. As used in this Agreement, the term “Confidential Information” means: information disclosed to you or known by you as a consequence of or through your relationship with the Company, about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Company.

(b) Non-Solicitation. You hereby agree that, for the period commencing on the Date of Termination and terminating on the first anniversary thereof, you shall not, either on your own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who is an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section 8(b).

9. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Utah without giving effect to its conflicts of laws rules.

10. Joint and Several Liability. Any successors or assigns shall be jointly and severally liable with the Company under this Agreement.

11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement.

12. Withholding Taxes. The Company may withhold from all payments due to you (or your estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

13. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

15. Legal Fees. In addition to all other amounts payable to you under this Agreement, the Company shall pay to you all legal fees and expenses incurred by you in connection with any dispute arising out of or relating to this Agreement or the interpretation thereof (including, without limitation, all such fees and expenses, if any, incurred in contesting or disputing any termination of your employment or in seeking to obtain or enforce any right or benefit provided by this Agreement, or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder), regardless of the outcome of such proceeding; provided, however, that you shall not be entitled to recover such fees and costs if the court or other tribunal or body hearing the dispute determines that you brought the claim in bad faith or that the claim was frivolous.

16. At-Will Employment. Nothing in the foregoing diminishes or alters the Company’s policy of at-will employment for all employees, where both the Company and you may terminate the employment relationship at any time and for any reason, with or without cause or notice. If your employment with the Company shall terminate prior to a Change in Control, you shall have no further rights under this Agreement; provided, however, that any termination of your employment during the term of this Agreement and within the two (2) year period immediately following a Change in Control shall be subject to all of the provisions of this Agreement.

17. Full Settlement. The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to you under any other severance agreement between you and the Company, and any severance plan of the Company. The Company’s obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against you or others. In no event shall you be obligated to seek other employment or take other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement and, except as provided in Section 5(c)(iii), such amounts shall not be reduced whether or not you obtain other employment.

18. Survival. The respective obligations and benefits afforded to the Company and you as provided in Sections 3, 5 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Agreement), 6, 8, 12, 15 and 17 shall survive the termination of this Agreement.

19. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, any prior severance agreements, is hereby terminated and cancelled. Except as otherwise specifically provided in this Agreement, any of your rights hereunder shall be in addition to any rights you may otherwise have under benefit plans or agreements of the Company to which you are a party or in which you are a participant, including, but not limited to, any Company sponsored employee benefit plans and stock options plans and provisions of this Agreement shall not in any way abrogate your rights under such other plans and agreements.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which shall then constitute our agreement on this subject.

Sincerely,
ZIONS BANCORPORATION

By:
Its:	Chairman and CEO

Agreed to this day
of .

[Name]

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